Exhibit 4.9

SERIES A CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

between

GENZYME TRANSGENICS CORPORATION

and

GENZYME CORPORATION

May 1, 1993

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS:

Exhibit A –	Restated Articles of Organization
Exhibit B –	Confidential and Proprietary Information Agreement
Exhibit C –	Agreement Not to Compete

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SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) dated as of May 1, 1993 is made between Genzyme Transgenics Corporation, a Massachusetts corporation (the “Company”) and Genzyme Corporation, a Massachusetts corporation (the “Purchaser”).

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

SECTION 1 AUTHORIZATION AND SALE OF SHARES

1.1 Authorization. The Company has, or before the Closing (as defined in Section 2) will have, duly authorized the sale and issuance of up to 5,000,000 shares of its Series A Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), having the rights, restrictions, privileges and preferences set forth in the Articles of Organization of the Company, as amended and restated pursuant to the Restated Articles of Organization attached as Exhibit A (as so amended and restated, the “Restated Charter”).

1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing the Company will sell and issue to the Purchaser, and the Purchaser will purchase, 4,000,000 shares of Series A Preferred Stock (the “Shares”) in exchange for the execution and delivery by the Purchaser of the Technology Transfer Agreement, the Research and Development Agreement, the Services Agreement, and the Sublease Agreement, each of which is between the Company and the Purchaser dated the date hereof (collectively, all such agreements are hereinafter referred to as the “Related Agreements”). The purchase and sale of the Shares is intended to be treated as a transaction in accordance with Section 351 of the Internal Revenue Code of 1986, as amended.

1.3 Use of Proceeds. The Company will employ the technology and equipment received from the Purchaser in exchange for the Shares in connection with the Company’s business.

SECTION 2 THE CLOSING

The closing (the “Closing”) of the sale and purchase of the Shares under this Agreement shall take place at the offices of Palmer & Dodge at 2:00 p.m. on May 11, 1993, or at such other time, date and place as are mutually agreeable to the Company and the Purchaser. At the Closing, the Company will deliver to the Purchaser a certificate representing the number of Shares to be purchased by the Purchaser, registered in the name of the Purchaser. The Purchaser shall execute and deliver to the Company the Related Agreements. The date of the Closing is hereinafter referred to as the “Closing Date.”

SECTION 3 REPRESENTATIONS OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and the Related Agreements and to carry out the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation and is in good standing in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company. The Company has furnished to counsel to the Purchaser true and complete copies of its Articles of Organization and By-laws, each as amended to date and presently in effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 12,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of which no shares are issued and outstanding, and 5,000,000 shares of preferred stock, $0.01 par value (the “Preferred Stock”), of which no shares are issued and outstanding. An aggregate of 5,000,000 shares of Preferred Stock have been designated as Series A Preferred Stock.

(b) The Company has reserved an aggregate of 450,000 shares of Common Stock for issuance pursuant to a 1993 Equity Incentive Plan, a 1993 Employee Stock Purchase Plan and a 1993 Director Stock Option Plan. Options to purchase 211,000 shares and 4,000 shares of Common Stock respectively are outstanding under the 1993 Equity Incentive Plan and the 1993 Director Stock Option Plan. No shares have been issued pursuant to the 1993 Employee Stock Purchase Plan.

(c) Except as provided in this Agreement or the Restated Charter (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no commitment to issue any such subscription, warrant, option, convertible security or other right (contingent or otherwise) or to issue or distribute any evidences of indebtedness or assets of the Company and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as provided in this Agreement, no person or entity is entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of the Company or (ii) any rights with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended.

3.3 Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any other corporation, association or business entity.

3.4 Issuance of Preferred Stock. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been, or will be prior to the Closing, duly authorized and reserved for issuance, as the case may be, by all necessary corporate action on the part of the Company. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued upon such conversion, will be duly and validly issued, fully paid and non-assessable.

3.5 Authority for Agreements. The execution, delivery and performance by the Company of this Agreement and the Related Agreements have been duly authorized by all necessary corporate action, and this Agreement and the Related Agreements have been duly executed and delivered by the Company. This Agreement and the Related Agreements constitute valid and binding obligations of the Company enforceable in accordance with their terms. The execution and performance of the transactions contemplated by this Agreement and the Related Agreements and compliance with their provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute default under, its Articles of Organization or By-laws or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

3.6 Governmental Consents. To the best knowledge of the Company, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the Related Agreements, the offer, issue, sale and delivery of the Shares, or the other transactions to be consummated at the Closing, as contemplated by this Agreement or the Related Agreements, except such filings as shall have been made prior to and shall be effective on and as of the Closing. Based on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Shares to the Purchaser will be in compliance with applicable Federal and state securities laws.

3.7 Disclosures. Subject to the last sentence of this paragraph, neither this Agreement, the Related Agreements, nor any exhibit hereto or thereto, nor any report, certificate or instrument furnished to the Purchaser or its counsel in connection with the transactions contemplated by this Agreement or the Related Agreements, when read together, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. The Company knows of no information or fact which has or would have a material adverse effect on the financial condition, business or prospects of the Company which has not been disclosed to the Purchaser.

SECTION 4 REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

4.1 Investment. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.2 Authority. The Purchaser has full power and authority or capacity and competence to enter into and to perform each of this Agreement and the Related Agreements in accordance with its terms. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.3 Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information which it has requested and have answered to the Purchaser’s satisfaction all inquiries made by the Purchaser.

SECTION 5 PURCHASER CONDITIONS TO CLOSE

The obligation of the Purchaser to purchase the Shares is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions on or before the Closing Date:

5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

5.3 Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulation to which the Purchaser and the Company are subject.

5.4 Restated Charter. The Restated Charter set forth in Exhibit A shall have been filed with the Secretary of State of the Commonwealth of Massachusetts and shall not have been rescinded or amended.

5.5 Confidential and Proprietary Information Agreements.

(a) All full-time employees of the Company shall have executed and delivered to the Company a Confidential and Proprietary Information Agreement in substantially the form attached hereto as Exhibit B.

(b) Any person employed by the Company and designated by the Board of Directors as a “key employee” (a “Key Employee”) shall have executed and delivered to the Company an Agreement Not to Compete in substantially the form attached hereto as Exhibit C.

5.6 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, executed by the President of the Company, dated as of the Closing Date, certifying as to the fulfillment of the conditions specified in subsections 5.1, 5.2, 5.3, 5.4, and 5.5 of this Agreement.

5.7 Other Matters. All corporate and other proceedings in connection with the transactions contemplated at the Closing by this Agreement and the Related Agreements and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 6 COMPANY CONDITIONS TO CLOSE

The obligation of the Company to sell the Shares is subject to the fulfillment, or the waiver by the Company, of each of the following conditions on or before the Closing Date:

6.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 4 shall be true in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

6.2 Performance. The Purchaser shall have executed and delivered to the Company the Related Agreements.

6.3 Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulation to which the Purchaser and the Company are subject.

SECTION 7 CERTAIN COVENANTS OF THE COMPANY

7.1 Inspection. The Company will permit, upon reasonable request, the Purchaser or any agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of the Company, visit and inspect the properties of the Company and discuss the affairs, finances and accounts of the Company with any of its officers or directors and independent accountants.

7.2 Financial Statements and Other Information.

(a) The Company will deliver the following documents to the Purchaser and to any transferee of the Purchaser who holds at least 5% of the Common Stock issued or issuable on conversion of the Shares:

(i) within ninety (90) days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of changes in financial condition of the Company for such year, reported upon by certified public accountants of established national reputation selected by the Company, and prepared in accordance with generally accepted accounting principles, together with the accountant’s management letter regarding the adequacy of the audit;

(ii) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Company in each year, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of changes in financial condition of the Company (including cash flow statements) for such period and for the current fiscal year to date;

(iii) within thirty (30) days after the end of each month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of changes in financial condition of the Company (including cash flow statements) for such month and for the current fiscal year to date, setting forth in comparative form the Company’s annual budget for the corresponding periods for the current fiscal year;

(iv) as soon as available, but in any event within thirty (30) days prior to commencement of each new fiscal year, monthly operating and capital budgets for the forthcoming fiscal year; and

(v) with reasonable promptness, such other notices, information and data with respect to the Company as the Company delivers to the holders of its Common Stock generally, and such other information and data as the Purchaser may from time to time reasonably request.

(b) The foregoing financial statements shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clauses (ii) and (iii) of paragraph (a) shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise noted therein and subject to physical inventory and other customary year end audit adjustments) and fairly present the financial condition of the Company at the date thereof and for the periods covered thereby.

7.3 Material Changes and Litigation. The Company will promptly notify the Purchaser of any material adverse change in the business, properties, assets or condition, financial or otherwise, of the Company or any subsidiary and of any litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or against any officer, director, any person in charge of a principal business function or any other individual designated by the Board of Directors as a Key Employee or principal stockholder of the Company or any subsidiary, materially adversely affecting or which, if adversely determined, would materially adversely affect its present or proposed business, properties, assets or condition taken as a whole.

7.4 Employee Confidential and Proprietary Information Agreements.

(a) The Company will require each person now or hereafter employed by the Company with access to confidential and proprietary information of the Company to enter into a Confidential and Proprietary Information Agreements in substantially the form attached hereto as Exhibit B.

(b) The Company will enter into an Agreement Not to Compete in substantially the form attached hereto as Exhibit C with all present and future Key Employees.

7.5 Meetings of Directors. The Company will hold meetings of its Board of Directors not less frequently than quarterly.

7.6 Preemptive Rights.

(a) The Company hereby grants to the Purchaser the right of first refusal to purchase its pro rata share of any New Securities (as defined below) which the Company may from time to time propose to sell and issue. For purposes of this right of first refusal, the Purchaser’s pro rata share (a “Pro Rata Share”) is the ratio of the number of shares of Common Stock issued or issuable to it by reason of the Shares to the total number of shares of Common Stock issued or issuable to all the stockholders of the Company.

(b) “New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include (i) the Shares or the shares of Common Stock issuable upon conversion of the Shares; (ii) securities offered to the public pursuant to a Registration Statement (as defined in subsection 8.1); (iii) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such corporation; (iv) shares of Common Stock or options to purchase such shares of Common Stock, which are issued to employees, officers, directors or consultants of the Company pursuant to a stock option plan or agreement, employee stock purchase plan or agreement, restricted stock plan or agreement or other employee stock plan or agreement approved by the Board of Directors of the Company (which shall include the directors elected by the holders of the Shares); or (v) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock.

(c) In the event the Company intends to issue New Securities, it shall give the Purchaser written notice of such intention, describing the type of New Securities to be issued, the price thereof, the minimum number of New Securities that the Purchaser will be eligible to purchase hereunder, the shareholders possessing similar rights of first refusal and over-allotment and the general terms upon which the Company proposes to effect such issuance. The Purchaser shall have thirty (30) days from the date of receipt of any such notice to agree to purchase all or part of its Pro Rata Share of such New Securities for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. The Purchaser shall have a right of over-allotment such that if any shareholder possessing a similar right of first refusal (which may include a similar over-allotment right) fails to exercise his or its right to purchase his or its total Pro Rata Share of New Securities, the Purchaser may purchase such portion on a pro rata basis within ten (10) days from the date that the Company provides written notice to such shareholder of the amount of New Securities with respect to which he or it has failed to exercise his or its right.

(d) In the event that the Purchaser fails to exercise the foregoing right of first refusal with respect to any New Securities within such 30-day period (or the additional 10-day period provided for overallotments), the Company may within sixty (60) days thereafter sell any or all of such New Securities not agreed to be purchased by the Purchaser, at a price and upon general terms no more favorable to the purchaser thereof than specified in the notice given to each of the Purchaser pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such 60-day period, the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Purchaser in the manner provided above.

7.7 Insurance. The Company shall maintain, or shall cause to be maintained, valid policies of workers’ compensation insurance and of insurance with respect to their respective properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

7.8 Negative Covenants.

Except as expressly provided herein or as required by law, so long as any Shares remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Company directly or indirectly owns at the time a majority of the outstanding shares of such corporation or trust entitled to vote in the election of directors) to, without the approval by vote or written consent by the holders of at least 67% of the Registrable Shares (as defined in Section 8 of this Agreement):

(i) Redeem, purchase or otherwise acquire for value any share or shares of Series A Preferred Stock or Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, consultants, directors or officers of the Company which are subject to stock repurchase agreements under which the Company has the right to repurchase such shares at the original purchase price per share in the event of termination of employment;

(ii) Authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to dividends or liquidation preferences;

(iii) Increase or decrease (other than by conversion as permitted in Exhibit A) the total number of authorized shares of Series A Preferred Stock;

(iv) Effect any sale, lease, assignment, transfer or other conveyance, other than in the ordinary course of business, of a substantial portion (i.e., 30% or more) of the assets or capital stock of the Company or any subsidiary thereof, or any consolidation or merger involving the Company or any subsidiary thereof, or any reclassification or other change of stock, or any recapitalization or any dissolution, liquidation or winding up of the Company;

(v) Make any material change in the nature of its business as carried on at the date hereof or as contemplated in written materials delivered to the Purchaser at the time of its acquisition of the Shares; or

(vi) Sell, assign, license or otherwise dispose of or voluntarily part with control of any of the Company’s intellectual property rights to any individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or any agency or political subdivision thereof.

7.9 Termination of Covenants. The covenants contained in subsections 7.1 through 7.8 above shall terminate, and be of no further force or effect, upon the effective date of a Registration Statement (as defined in subsection 8.1 hereto) covering the first fully underwritten, firm commitment public offering by the Company of its Common Stock, resulting in aggregate net proceeds to the Company of at least $15,000,000 (excluding underwriting discounts and commissions) and a per share sales price of at least $7.00 (such amount to be equitably adjusted upon the occurrence of any stock split, stock dividend, combination, reclassification or other similar event) (the “Initial Public Offering”).

SECTION 8 REGISTRATION RIGHTS

8.1 Certain Definitions. As used in this Section 8 and elsewhere in this Agreement, the following terms shall have the following respective meanings:

“Commission” means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Registration Expenses” means the expenses described in subsection 8.6.

“Registrable Shares” means (i) the shares of Common Stock issued or issuable upon conversion of the Shares, (ii) any shares of Stock purchased by the Purchaser on exercise of its pre-emption rights under Section 7.6 hereof and (iii) any other shares of Common Stock of the Company issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events). Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, or to a number or percentage of Registrable Shares held by a Stockholder, such reference shall include shares of Common Stock issuable upon conversion of the Shares even though such conversion has not yet been effected.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Stockholder” means the Purchaser and any persons or entities to whom the rights granted under this Section 8 are transferred by the Purchaser, and its successors or assigns as permitted by Section 10.1 hereof.

8.2 Sale or Transfer of Shares; Legend.

(a) The Shares and the Registrable Shares and shares issued in respect of the Shares or the Registrable Shares shall not be sold or transferred unless either (i) they first shall have been registered, under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b) Each certificate representing the Shares, the Registrable Shares and shares issued in respect of the Shares and the Registrable Shares shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Registrable Shares at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

8.3 Required Registrations.

(a) Commencing on the earlier of (i) two (2) years after the date of the Closing or (ii) one (1) year after the consummation of the Initial Public Offering of the Company, a Stockholder or Stockholders holding in the aggregate at least 25% of the Registrable Shares may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of no less than 20% of the Registrable Shares held by such Stockholders as a group, such Registrable Shares having a minimum anticipated net aggregate offering price in excess of $2,000,000 (excluding underwriting discounts and commissions). Any demand registration pursuant to this subsection 8.3 must be underwritten on a firm commitment basis. In the event such registration is underwritten, the right of other Stockholders to participate shall be conditioned on such Stockholders’ participation in such underwriting upon the same terms and conditions. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election, subject to the approval of the underwriter managing the offering. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 (or any successor form), of all Registrable Shares which the Company has been requested to so register.

(b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Stockholder or Stockholders holding in the aggregate Registrable Shares having a market value of $1,000,000, may request the Company, in writing, to effect the registration on Form S-3 (or any successor form), of all or such portion of the Registrable Securities as the holder or holders shall specify. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or any successor form) of all Registrable Shares which the Company has been so requested to register.

(c) The Company shall not be required to effect more than two (2) registrations pursuant to paragraph (a) above. In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six (6) months after the effective date of any other Registration Statement of the Company. Under paragraph (b) above, the Stockholder or Stockholders holding in the aggregate Shares having a market value of $1,000,000 shall have the right to require the Company to effect an unlimited number of registrations on Form S-3.

(d) If at the time of any request to register Registrable Shares pursuant to this subsection 8.3, the Company is engaged or has firm plans to engage within ninety (90) days of the time of the request in a registered public offering as to which the Stockholders may include Registrable Shares pursuant to subsection 8.4 or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of one hundred twenty (120) days from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once.

8.4 “Piggy-Back” Registrations.

(a) Whenever the Company proposes to file a Registration Statement, it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within twenty (20) days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder(s); provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this subsection 8.4 without obligation to any Stockholder.

(b) In connection with any offering under this subsection 8.4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares which the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect. In the event of such a reduction in the number of shares to be included in the underwriting, the holders of Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of Registrable Shares (or in any other proportion as agreed upon by such holders) and if any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based on their ownership of Registrable Shares. No other securities requested to be included in a registration for the account of anyone other than the Company or the Stockholders or holders of similar written registration rights shall be included in a registration unless all Registrable Shares requested to be included in such registration are so included.

8.5 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

(b) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than ninety (90) days from the effective date;

(c) as expeditiously as possible furnish to each selling Stockholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder; and

(d) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholder shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholder to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

If the Company has delivered preliminary or final prospectuses to the selling Stockholder and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholder and, if requested, the selling Stockholder shall immediately cease making offers of Registrable Shares and shall return all prospectuses to the Company. The Company shall promptly provide the selling Stockholder with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholder shall be free to resume making offers of the Registrable Shares.

8.6 Allocation of Expenses. The Company shall pay the Registration Expenses for both registrations requested by the Stockholders pursuant to paragraph (a) of subsection 8.3 of this Agreement and of all registrations pursuant to paragraph (b) of subsection 8.3 and pursuant to subsection 8.4 of this Agreement. If a registration requested by the Stockholders pursuant to paragraph (a) of subsection 8.3 is withdrawn at the request of the Stockholders requesting it (other than as a result of information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested) and if the requesting Stockholders elect not to have such registration counted as a registration requested under paragraph (a) of subsection 8.3, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Section 8, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and one counsel for the selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions and fees and disbursements of more than one counsel for the selling Stockholders. Such underwriting discounts, selling commissions and counsel fees and disbursements shall be borne pro rata by the selling Stockholders in accordance with the number of their Registrable Shares included in such registration.

8.7 Indemnification.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, to the extent permitted by law the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, to the extent permitted by law each seller of Registrable Shares severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Stockholder hereunder shall be limited to an amount equal to the proceeds to each Stockholder of Registrable Shares sold as contemplated herein. Indemnification of an underwriter pursuant to this subsection 8.7 shall not be interpreted as providing relief of such underwriter from any or all of its due diligence obligations. Further, an underwriter shall not be entitled to indemnification pursuant to this subsection in the event that it fails to deliver to any selling Stockholder any preliminary or final or revised prospectus, as required by the Rules and Regulations of the Commission. Finally, no indemnification shall be provided pursuant to this subsection in the event that any error in a preliminary prospectus of the Company is subsequently corrected in the final prospectus of the Company for a particular offering.

(c) Each party entitled to indemnification under this subsection 8.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

8.8 Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

8.9 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 8.

8.10 “Stand-Off” Agreement. Stockholders, if requested by the Company and an underwriter of Common Stock or other securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares of the Company held by such Stockholder for a specified period of time (not to exceed one (1) year) following the effective date of a Registration Statement; provided, that, all stockholders holding more than 1 % of the outstanding Common Stock and all officers and directors of the Company enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

8.11 Rule 144 Requirements. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Stockholder to sell securities of the Company to the public without registration, upon its registration pursuant to the Securities Act or the Exchange Act, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the closing of the first sale of securities by the Company pursuant to a Registration Statement), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

8.12 Selection of Underwriter. In the case of any registration effected pursuant to subsection 8.3, the requesting Stockholders shall have the right to designate the managing underwriter, subject to the approval of the Company, which approval may not be unreasonably withheld or delayed.

SECTION 9 TRANSFERS OF CERTAIN RIGHTS

9.1 Transfers by the Purchaser. The rights granted to the Purchaser named herein under subsections 7.1, 7.2, 7.3, and 7.6, and Section 8 may not be transferred or succeeded except, to any transferee or successor (i) who is an affiliate of the Company or (ii) who acquires at least 5% of the issued and outstanding Series A Preferred Stock and who is not directly or indirectly a competitor of the Company or a partner, officer, director, employee or owner of more than 1% of the outstanding securities of any publicly traded direct or indirect competitor of the Company; provided, however, that the Company is given written notice by the transferee at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned. Notwithstanding the foregoing restrictions with respect to competitors, a professional institutional investor owning up to 20% of the outstanding securities of a direct or indirect competitor of the Company may be a transferee of such rights provided that it complies with the proviso of the previous sentence. For purposes hereof, the term “affiliate” shall mean, with respect to the Company, any officer, director or holder of 5% or more of any class of the Company’s stock.

9.2 Transferees. Any transferee to whom rights under subsections 7.1, 7.2, 7.3, and 7.6 and Section 8 are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon the Purchaser under Section 8 and Section 10.2, as the case may be, to the same extent as if such transferee were the Purchaser hereunder.

9.3 Subsequent Transferees. A transferee to whom rights are transferred pursuant to this Section 9 may not again transfer such rights to any other person or entity, other than to the Purchaser named herein and other than as provided in (a) or (b) above.

SECTION 10 MISCELLANEOUS

10.1 Successors and Assigns. Except as provided in Section 9, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

10.2 Confidentiality. The Purchaser agrees that it will keep confidential and will not disclose or divulge or otherwise take advantage of (except as contemplated hereunder) any confidential, proprietary or secret information which it may obtain from the Company pursuant to financial statements, reports and other materials and information transmitted by the Company to the Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless and until such information is known to the public through no fault of the Purchaser.

10.3 Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

10.4 Expenses. The Company shall pay the legal fees of Messrs. Palmer & Dodge, counsel to the Purchaser, and other out-of-pocket expenses incurred by the Purchaser in connection with the preparation of this Agreement and the closing of the transactions contemplated hereby. Such legal fees and expenses shall be due and payable on the Closing Date and shall be payable whether or not the transactions contemplated hereby are consummated.

10.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:

(i)	if to the Company, to:

Genzyme Transgenics Corporation

One Mountain Road

Framingham, Massachusetts 01701

Attention: James A. Geraghty, President

Telecopy: (508) 820-9742

(ii)	if to the Purchaser:

Genzyme Corporation

One Kendall Square

Cambridge, Massachusetts 02139

Attention: Henri A. Termeer, President

Telecopy: (617) 252-7600

Any party may by notice given in accordance with this Section 10.5 to the other parties designate another address or person for receipt of notices hereunder.

10.6 Entire Agreement. This Agreement, the Related Agreements and all other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

10.7 Waivers and Amendments. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and (i) prior to the Closing, the Purchaser or (ii) after the Closing, the holders of at least 67% of the Registrable Shares, as such term is defined in subsection 8.1 hereof; provided, that Section 8 may be amended with the consent of the holders of less than all Registrable Shares only in a manner which affects all Registrable Shares in the same fashion. Any amendment or waiver effected in accordance with this Section 10.7 shall be binding upon each holder of any shares of Series A Preferred Stock (including shares of Common Stock into which such shares of Series A Preferred Stock have been converted), and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

10.8 Brokers. The Company and the Purchaser, severally (i) represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

10.10 Enforceability in Jurisdictions; Consent. The parties hereto intend to and hereby confer jurisdiction to enforce the provisions of this Agreement upon the courts of Massachusetts. The parties hereto hereby acknowledge and agree that any breach of their respective obligations under this Agreement or any other agreement executed in connection herewith shall be deemed to have occurred at Boston, Massachusetts and that such party has purposely established minimum contact in Boston, Massachusetts within the meaning of all applicable law. Each of the parties hereto consents to the jurisdiction of said court or courts in Massachusetts and to service of process by certified mail, return receipt requested, or by any other manner provided by law. In the case of any claim involving the parties hereto, any legal action, suit or proceeding arising out of or relating to such claim may be instituted against such persons in any state or federal court located in Boston, Massachusetts and each such party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

10.11 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

10.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

10.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.14 Exhibits. The Exhibits are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.15 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

GENZYME TRANSGENICS CORPORATION

By:	/S/ James A. Geraghty
President

PURCHASER:

GENZYME CORPORATION

By:	/S/
Title:	Senior Vice President, Finance

Exhibit A

FORM CD-74-10M-10-79-152328

The Commonwealth of Massachusetts

	MICHAEL JOSEPH CONNOLLY	Federal Identification
Examiner	Secretary of State	No. 04-3186494
ONE ASHBURTON PLACE, BOSTON, MASS 02108

RESTATED ARTICLES OF ORGANIZATION

General Laws, Chapter 156B, Section 74

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

We, James A. Geraghty, President, and Peter Wirth, Clerk of

Genzyme Transgenics Corporation

located at One Mountain Road, Framingham, MA 01701, do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted by written consent of the incorporator in accordance with Section 44 of the Massachusetts Business Corporation Law dated as of May 1, 1993.

1. The name by which the corporation shall be known is: Genzyme Transgenics Corporation

2. The purposes for which the corporation is formed are as follows: To develop, produce and market proteins of therapeutic and diagnostic value through use of transgenic technology and to engage generally in any lawful business, operation or activity for which corporations may be organized under the Business Corporation Law of the Commonwealth of Massachusetts.

3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE
Preferred	0	5,000,000	$0.01
Common	0	12,000,000	$0.01

4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:*

SEE CONTINUATION SHEET 4A

5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

NONE

6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

SEE CONTINUATION SHEET 6A

We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles:**

3, 4 and 6

Briefly describe amendments in space below:

Article 3 has been altered to increase the authorized Common Stock and to authorize Preferred Stock.

Article 4 has been amended to describe the relative rights of the Preferred Stock and the Common Stock.

Article 6 has been amended to add provisions for a classified Board of Directors.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 11th day of May in the year 1993.

/S/ James A. Geraghty	, President

/S/ Peter Wirth	, Clerk

*	If there are no such provisions, state “None”.
**	If there are no such amendments, state “None”.

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION

(General Laws, Chapter 1568, Section 74)

I hereby approve the within restated articles of organization and, the filing fee in the amount of $              having been paid, said articles are deemed to have been filed with me this      day of                     , 19    .

MICHAEL JOSEPH CONNOLLY
Secretary of State

TO BE FILLED IN BY CORPORATION

PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

TO:	Peter Wirth, Esq.

Palmer & Dodge

One Beacon Street

Boston, MA 02108

Telephone: (617) 573-0304

Copy Mailed

CONTINUATION SHEET 4A

4.1 Undesignated Preferred Stock

Except to the extent otherwise designated herein, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the Commonwealth of Massachusetts, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but shall not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitation of that series.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

4.2 Series A Convertible Preferred Stock

4.2.1. Designation. A total of 5,000,000 shares of the Preferred Stock shall be designated the “Series A Convertible Preferred Stock.” As used herein the term “Series A Preferred Stock” means the shares of Series A Convertible Preferred Stock. Upon the conversion of any shares of Series A Preferred Stock or upon any other reacquisition of such shares by the Corporation, such shares shall be restored to the status of undesignated Preferred Stock, which shall be subject to issuance in accordance with Section 4.1. Upon any such conversion or reacquisition, the Board of Directors of the Corporation may, without action by the stockholders, authorize the restatement of these Articles of Organization either to reduce the number of shares of Preferred Stock designated as Series A Preferred Stock to reflect a partial conversion or reacquisition, or to eliminate this Section 4.2 to reflect the conversion or reacquisition of all outstanding shares of Series A Preferred Stock.

4.2.2. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation and upon the liquidation, dissolution or winding up of the Corporation, out of any funds legally available therefor, dividends at the annual rate of $ 0.01 per share (such dividend subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event), payable in preference and priority to any payment of any cash dividend on the Common Stock. Such dividends shall accrue and be deemed to accrue semi-annually on each March 1 and September 1 whether or not earned or declared, and shall be cumulative so that if at any time such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid on or declared or set apart for the Common Stock. Unless all accrued dividends on the Series A Preferred Stock pursuant to this Section shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend shall be paid or declared, and no distribution shall be made, on any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no amounts shall be paid into or set aside or made available for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, consultants, directors or officers of the Corporation which are subject to stock repurchase agreements under which the Corporation has the right to repurchase such shares at the original purchase price per share in the event of termination of employment.

4.2.3. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $0.14 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus all accrued but unpaid dividends. If upon any such liquidation dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be

2

insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts of Series A Preferred Stock held by them.

(b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) The merger or consolidation of the Corporation into or with another corporation, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.2.3; provided, however, that each holder of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Section 4.2.5.(f) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 4.2.3.

4.2.4. Voting.

(a) Except as otherwise expressly provided in this Section 4.2.4. or in Section 4.2.7. hereof, or as required by law, each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4.2.5. hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. All voting for election of directors shall be non-cumulative. Except as otherwise expressly provided herein or as required by law, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) So long as shares of Series A Preferred Stock are issued and outstanding, there shall be six (6) directors of the Corporation: four (4) “Class A” directors and two (2) “Class B” directors. The Class A directors shall be nominated by any holder of Common Stock or Preferred Stock and elected by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, on an as-converted basis. The Class B directors shall be nominated by any holder of Series A Preferred Stock and elected by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class. Each director shall be elected at the annual meeting of stockholders and shall serve until his successor is elected and qualified or until his earlier resignation or removal. Any director who shall have been elected by the holders of Common Stock or Series A Preferred Stock, as the case may be, may be removed during his term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of the Common Stock or Series A Preferred Stock, as the case may be, who elected such director, given in writing or at a special meeting of such stockholders duly called for that purpose. Any vacancy in the office of a Class A director may be filled by the remaining Class A directors or the holders of a majority of the outstanding shares of the Common Stock and Preferred Stock, voting together as a single class, on an as-converted basis. Any vacancy in the office of a Class B director may be filled by the remaining Class B director or by the holders of a majority of the outstanding shares of Series A Preferred Stock.

3

4.2.5 Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each issued and outstanding share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.14 by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price per share at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.14 and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation of the Corporation (including any transaction treated as a liquidation under Section 4.2.3.(c) hereof), the Conversion Rights shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the market price of one share of the Corporation’s Common Stock on the Conversion Date, as such term is defined in subsection 4.2.5.(c)(i) below.

(c) Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Series A Preferred Stock to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”) and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

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(ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion price.

(iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued (whether or not declared) and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices or dividends and to vote, shall immediately cease and terminate at the close of business on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 4.2.5.(d), the following definitions shall apply:

(A) “Option” shall mean any outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights, warrants and options granted on or after the Original Issue Date to employees, officers, directors or consultants of the Corporation or any subsidiary thereof pursuant to an option plan, stock purchase plan or other plan or agreement adopted or approved by the Board of Directors (including the Class B directors).

(B) “Original Issue Date” shall mean the date on which any shares of Series A Preferred Stock were first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.2 .5.(d)(iii) below, deemed to be issued) by

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the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(I)	upon conversion of shares of Series A Preferred Stock or other Convertible Securities issued prior to the Original Issue Date;

(II)	as a dividend or distribution on Series A Preferred Stock;

(III)	by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; or

(IV)	upon the exercise of options excluded from the definition of “Option” in Subsection 4.2.5.(d)(i)(A).

(E) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon conversion of the Series A Preferred Stock or other Convertible Securities then outstanding, plus the number of shares of Common Stock issuable at any time upon the exercise of all then outstanding options, warrants or other rights to purchase Common Stock (whether or not excluded from the definition of the term “Option” in Section 4.2.5.(d)(i)(A).

(ii) No Adjustment of Conversion Prices. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof or otherwise, if prior to such adjustment the Corporation receives written notice from the holders of at least 67% of the outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made. The Corporation shall provide written notice of any such agreement to all registered holders of Series A Preferred Stock. In addition, no adjustment shall be made in the Conversion Price as the result of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share (determined pursuant to Subsection 4.2.5.(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

(iii) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4.2.5.(d)(v) hereof) of such Additional Shares of Common

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Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) no recomputation pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such recomputation date; and

(D) upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purpose of such readjustment.

(iv) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.2.5.(d)(iii)), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then forthwith upon such issue the Conversion Price will be reduced to a Conversion Price determined in accordance with the following formula:

New Conversion Price =	P1Q1 + P2Q2
Q1+ Q2

where:

PI	=	Conversion Price in effect immediately prior to such issue;

Q1	=	Number of shares of Common Stock Deemed Outstanding (as defined in Subsection 4.2.5.(d)(i)(E)) immediately prior to such issue;

P2	=	Average price per share received by the Corporation upon such issue; and

Q2	=	Number of shares of Common Stock issued, or deemed to have been issued, in the subject transaction;

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provided that in computing each new Conversion Price the result shall be rounded to the nearest hundredth of a cent.

(v) Determination of Consideration. For purposes of this Subsection 4.2.5.(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.2.5.(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, and in the event that the

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Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4.2.5., the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(f) Merger or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled on such merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.2.5 with respect to the rights of the holders of the Series A Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 4.2.5. (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(g) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of

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the Corporation; then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

4.2.6. Automatic Conversion.

(a) All outstanding shares of Series A Preferred Stock shall be deemed automatically converted into shares of Common Stock at the then effective applicable Conversion Price upon the effective date of a registration statement covering the public offering by the Corporation of its Common Stock under the Securities Act of 1933, as amended (“Securities Act”) on a fully underwritten, firm commitment basis, where the aggregate net proceeds to the Corporation (after deduction of underwriting discounts and commissions) is not less than $15,000,000 and the per share sales price of such securities equals or exceeds $7.00 (such amount to be equitably adjusted upon the occurrence of any stock split, stock dividend, combination, reclassification or other similar event) (an “Automatic Conversion Event”). On or after the date of occurrence of an Automatic Conversion Event, and in any event within 10 days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such event, each holder of record of shares of Series A Preferred Stock shall surrender such holder’s certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series A Preferred Stock are converted and cash as provided in subsection 4.2.5.(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(b) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

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4.2.7. Restrictions and Limitations.

(a) Except as expressly provided herein or as required by law, so long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time a majority of the outstanding shares of such corporation or trust entitled to vote in the election of directors) to, without the approval by vote or written consent by the holders of at least a 67% of the then outstanding shares of the Series A Preferred Stock, each share of Series A Preferred Stock to be entitled to one vote in each instance:

(i) Redeem, purchase or otherwise acquire for value any share or shares of Series A Preferred Stock;

(ii) Authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to dividends or liquidation preferences;

(iii) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Series A Preferred Stock;

(iv) Effect any sale, lease, assignment, transfer or other conveyance other than in the ordinary course of business, of a substantial portion (i.e., 30% or more) of all or substantially all of the assets or capital stock of the Corporation or any subsidiary thereof, or any consolidation or merger involving the Corporation or any subsidiary thereof, or any reclassification or other change of stock, or any recapitalization or any dissolution, liquidation or winding up of the Corporation;

(v) Make any material change in the nature of its business as carried on at the date hereof or as contemplated in written materials delivered to the purchasers of the Series A Preferred Stock at the time of their acquisition thereof; or

(vi) Sell, assign, license or otherwise dispose of or voluntarily part with control of any of the Corporation’s or any subsidiary’s intellectual property rights to any individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or any agency or political subdivision thereof.

(b) The Corporation shall not amend its Articles of Organization without the approval, by vote or written consent, of the holders of at least 67% of the then outstanding shares of Series A Preferred Stock, each share of Series A Preferred Stock to be entitled to one vote in each instance, if such amendment would adversely affect any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock. Without limiting the generality of the next preceding sentence, the Corporation will not amend its Articles of Organization without the approval by the holders of at least 67% of the then outstanding shares of Series A Preferred Stock if such amendment would:

(i) Change the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

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(ii) Reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation or change the dividend rights of the holders of Series A Preferred Stock;

(iii) Change or modify the conversion rights of the holders of Series A Preferred Stock provided for in Sections 4.2.5. and 4.2.6. herein; or

(iv) Change any of the rights, preferences, privileges or limitations provided for herein relating to the election of directors (including any increase or decrease in the number of directors).

4.3 Common Stock

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

Subject to the provisions of any applicable law or of the bylaws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided herein or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board of Directors out of any funds of the Corporation legally available for the payment of such dividends.

In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock the full amount to which they are entitled, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

4.4 Issuance

Subject to the provisions of this Articles of Organization and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

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CONTINUATION SHEET 6A

6.1 Meetings of the stockholders may be held anywhere within the United States.

6.2 No contract or other transaction of this corporation with any other person, corporation, association, or partnership shall be affected or invalidated by the fact that (i) this corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

6.3 The corporation may be a partner in any business enterprise which it would have power to conduct itself.

6.4 The By-laws may provide that the directors may make, amend, or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law, these articles of organization, or the By-laws requires action by the stockholders.

6.5 A director shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

6.6 Classified Board. At such time as there are no shares of Series A Preferred Stock issued and outstanding, the Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. At such time, the directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, the initial directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and the initial directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each succeeding annual meeting of stockholders beginning in the first year following the election of such staggered Board of Directors, successors to the class of directors whose term expires at that meeting shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in the size of such class shall hold office for a term that shall coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of these Articles of Organization and certificates of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 6.6 unless expressly provided by such terms. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the annual meeting of the year in which their term expires and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal.

Exhibit B

CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by Genzyme Transgenics Corporation, a Massachusetts corporation (the “Company”), I hereby agree as follows:

1. I will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, biological materials and developments (all of which are collectively termed “developments” hereinafter), whether patentable or not, made or conceived by me or under my direction during my employment, whether or not made or conceived during normal working hours or on the premises of the Company. I do not have any developments other than those I have already disclosed to you.

2. I agree that all developments covered by Paragraph 1 shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all developments. I further agree as to all developments to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on developments in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it, and I hereby appoint the Company as my attorney to execute and deliver any such documents or assignments on my behalf in the event I fail or refuse to execute and deliver any such documents or assignments requested by the Company. My obligation to assist the Company in obtaining and enforcing patents for developments in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

I understand that this Paragraph 2 does not apply to developments (a) for which no equipment, supplies, facilities or trade secret information of the Company were used, (b) which were developed entirely on my own time, (c) which do not relate (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, and (d) which do not result from any work performed by me for the Company.

3. I hereby represent that, to the best of my knowledge, I have no present obligation to assign to any former employer or any other person, corporation or firm, any developments covered by Paragraph 2. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement (either written or oral) in conflict herewith.

4. I will also assign to the Company any and all copyrights and reproduction rights to any material prepared by me in connection with my employment.

5. I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use. Accordingly, this is to advise the Company that the only materials or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on Exhibit A, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.

6. During the course of my employment by the Company, I may learn of the Company’s confidential information or confidential information entrusted to the Company by other persons, corporations, or firms. The Company’s confidential information includes matters not generally known outside the Company, such as developments relating to existing and future products and services marketed or used by the Company and data relating to the general business operations of the Company (e.g., concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.) and any reagents, chemical compounds, cell lines, or subcellular constituents, organisms or other biological materials. I agree not to disclose any confidential information of the Company or of such other persons, corporations, or firms to others or to make use of it, except on the Company’s behalf, whether or not such information is produced by my own efforts. Also, I may learn of developments, ways of business, etc., which in themselves are generally known but whose use by the Company is not generally known, and I agree not to disclose to others such use, whether or not such use is due to my own efforts.

7. At the time I begin my employment and during the term of my employment by the Company, I will not become employed by or act on behalf of any other person, corporation, or firm which is engaged in any business or activity similar to or competitive with that of the Company, unless such employment has been approved by the Company in writing and signed by an appropriate personnel manager of the Company.

8. In the event that my employment is transferred by the Company to a subsidiary or affiliated company (as the case may be), my employment by such company will, for the purposes of this Agreement, be considered as continued employment by the Company, unless I execute an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which I become employed.

9. Upon termination of my employment, unless my employment is transferred to a subsidiary or affiliated company of the Company, I agree to leave with the Company all records, drawings, notebooks, and other documents pertaining to the Company’s confidential information, whether prepared by me or others, and also any equipment, tools or other devices owned by the Company, then in my possession however such items are obtained, and I agree not to reproduce any document or data relating thereto.

10. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination, and shall be binding upon my heirs, executors, and administrators.

11. Prior to entering the employ of the Company I have terminated employment with all past employers.

12. As a matter of record I have identified on Exhibit B all developments relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If there is no such list on Exhibit B, I represent that I have made no such developments at the time of signing this Agreement.

13. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

14. If any provisions of this Agreement shall be declared invalid, illegal or unenforceable, then such provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.

15. This Agreement shall be effective as of the date set forth below next to my signature.

16. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have executed this Agreement under seal as of the date below.

Dated:	By:

ACCEPTED AND AGREED TO:

GENZYME TRANSGENICS CORPORATION

By:
Title:

EXHIBIT A

TO

CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT

EXHIBIT B

TO

CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT

Exhibit C

AGREEMENT NOT TO COMPETE

I recognize that Genzyme Transgenics Corporation, a Massachusetts corporation (the “Company,” which term shall include its subsidiaries and affiliated entities) desires to retain me in its employ and that the Company wishes to ensure that I do not compete with the Company, as specified below, in the event my employment with the Company is terminated.

In consideration of the Company’s employment or continued employment of me, I agree as follows:

1. I will not, for a period of two (2) years commencing with the termination of my employment with the Company, engage (directly or indirectly) in any activities or render any services similar or reasonably related to those in which I shall have engaged or those which I shall have rendered as an employee of the Company during any part of the two-year period preceding my termination for any trade or business which directly competes with the Company in any place where the Company does or may do business in any line of business engaged in (or planned to be engaged in) by the Company, whether now existing or hereafter established, nor shall I engage in such activities nor render such services for any other person or entity engaged or about to become engaged in such activities to, for or on behalf of any such trade or business.

2. I agree that for a period of one (1) year following the termination of my employment with the Company, I will not solicit or in any manner encourage employees of the Company to leave their employ. I further agree that during such period I will not offer or cause to be offered employment to any person who was employed by the Company at any time during the six (6) months prior to the termination of my employment with the Company.

3. I understand that nothing in this Agreement shall affect my obligations under the “Confidential and Proprietary Information Agreement” between the Company and myself of even date herewith.

4. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

5. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, then such provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed from this Agreement and all remaining provisions shall continue in full force and effect.

This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF I have executed this Agreement under seal as of the date below.

Dated:	By:

ACCEPTED AND AGREED TO:

GENZYME TRANSGENICS CORPORATION

By:
Title: